Exhibit 10.6

Attachment A

Erchonia CORPORATION

EXCLUSIVe Distributor Agreement

This agreement (“Agreement”) is made by and between Erchonia Corporation. (“Erchonia”) whose address is 650 Atlantis Rd., Melbourne, Florida, USA, 32904 and InnerScope Hearing Technologies Inc, (“Distributor”) whose address is 2151 Professional Drive, Second Floor, Roseville, California, USA, 95661 hereafter referred to collectively as the (“Parties”).

Recitals

A.       Erchonia is engaged in, among other things, the business of developing and promoting low level lasers. Erchonia desires to retain Distributor to promote, distribute and sell such equipment listed in Schedule A (the “Products”).

B. Distributor is engaged in the business of, among other things, selling medical products and services, specifically for the treatment of hearing disorders.

C.       Distributor desires to obtain the exclusive right to distribute the Products pursuant to the terms set for in this Agreement.

D.       The parties agree that these recitals shall be considered a term of this Agreement.

NOW, THEREFORE, the parties agree:

1.	Grant of License.
a.	Subject to the terms set forth in this agreement, Erchonia grants Distributor the exclusive, non-transferable right and license to promote, distribute and sell the Products identified in Exhibit A to those type of customer specified in Exhibit B and only within the Territory specified in Exhibit B. Distributor shall only distribute or sell the Products to customers who are licensed health care professionals and meet the other requirements set forth in Exhibit B.
b.	Erchonia retains the right, in its sole discretion, to add, delete, upgrade, or modify the Products from time to time. Upon receipt of notice of such change, Distributor shall cease to market and distribute earlier versions of the Products and/or Products deleted from Schedule A. Distributor will deliver, at Erchonia’s expense, all recalled, discontinued or products otherwise rendered unmarketable (under the terms of this paragraph) to Erchonia. Erchonia will fully reimburse Distributor for all costs related to the cost of materials and products returned to Erchonia
2.	Obligations of Distributor.
a.	Distributor shall use its best efforts to market, promote and sell the Products to the authorized customers in the Filed of Use and in the Territory during the term of this agreement.
b.	Distributor agrees that during the term of this agreement it meet the minimum performance goals set forth in Exhibit C to this agreement. Failure to meet these minimum performance goals for any period, shall, at Erchonia’s option (i) be considered a breach of this agreement for which Erchonia shall have all the rights and remedies provided for herein upon a breach of this agreement, including termination of this agreement, or (ii) shall give Erchonia to terminate or limit the exclusivity provisions of this agreement
c.	Upon Erchonia’s reasonable request, Distributor shall consult with Erchonia regarding Distributor’s marketing and promotion efforts in the Territory and Field of Use and shall cooperate with Erchonia’s reasonable requests regarding Distributor’s marketing and promotional efforts.
d.	Distributor shall maintain appropriate records concerning the sales of the Products. Such records shall include at a minimum the name, address and telephone number of each customer, the date of sale, a listing of the Products sold to each customer. Upon Erchonia’s request, Distributor shall provide Erchonia with regular periodic reports including the information described in this paragraph. All such information shall be available for inspection by Erchonia, upon reasonable notice. Distributor shall also maintain such other records related to sales of the Products as Erchonia may reasonably request.
e.	Distributor shall pay for all products purchased in a timely manner.
f.	Distributor shall not, and may not permit any other person, including customers, to reproduce, distribute, sell or dispose of the Products, in whole or in part, except as expressly permitted under this Agreement.
g.	Distributor will at all times be and represent itself to be an independent distributor, not an agent or employee of Erchonia.
h.	Distributor may not make any contracts or commitments on behalf of Erchonia nor make any warranties or other representations regarding the Products other than those authorized herein.
i.	Distributor must adhere to and comply with any use recommendations or restrictions for the Products as indicated or recommended by Erchonia. Distributor shall not make any statements, representations, or recommendations inconsistent with any use restriction or limitation.
j.	Distributor shall not sell or export the Products outside the United States without prior written consent of Erchonia. To the extent sales of the Products outside the United States are permitted, Distributor will be solely responsible to comply with all applicable import and export laws and regulations.
k.	Distributor shall promptly notify Erchonia of any complaint about negative, unwanted, deleterious, or other side effects due to the use of the Products, including the complainant’s name, contact information, and date of complaint.
l.	During the term of this agreement Distributor shall at all time act in responsible and professional manner. Distributor shall not do anything which is contrary to or which in Erchonia’s reasonable business judgment is harmful to its honor, goodwill or reputation.
m.	Distributor shall at all times comply with all applicable laws and regulations.
3.	Restriction on Promotion of Competing Products. During the term of this agreement, Distributor shall not market, sell advertise or promote the sale or use of any product or device which is competitive with or substantially similar to the Products, without the prior express written consent of Erchonia, nor shall they assist any third party in doing so. Notwithstanding the foregoing, to the extent Distributor or Distributor’s customer is a licensed health care professional or licensed health care practitioner, nothing in this paragraph shall prevent or limit Distributor or Distributor’s customer from exercising their independent medical judgment with regard to the treatment of any patient.
4.	Orders, Payment, and Shipment.
a.	Erchonia agrees to provide Products to Distributor pursuant to orders placed by Distributor in the form of individual purchase orders issued by Distributor to Erchonia. Such purchase orders shall set forth the quantity of each product ordered, the required delivery date, and the point of delivery. The price for the Products shall be as designated in Schedule A. Erchonia may revise its prices from time to time and deliver a written 90 day notice of the reasonable price revision to Distributor; provided that Erchonia agrees that the prices listed in Exhibit A shall not be increased during the first 90 days of this agreement.
b.	Erchonia shall submit invoices to Distributor after or concurrent with shipment of Products to Distributor at the delivery address. Distributor shall pay half (1/2) of the purchase price prior to shipment and the remaining balance 30 days after shipment of the Products. Payments received after the 30 day calendar period will be subject to a late fee of 1.5% of the invoice amount. All payments shall be made in U.S. Dollars.
c.	Distributor is responsible for all shipping costs and applicable sales taxes. Distributor is also responsible for all customs and duties applicable to any sales of the Products outside the United States, to the extent such sales are authorized or permitted.
5.	Expenses and Taxes.
a.	Distributor is responsible for any out-of-pocket expenses incurred including but not limited to Products for demonstration, Products for treatment, sales and promotional material, seminar costs including room rental, and travel-related expenses.
b.	Distributor is responsible for all federal, state and local taxes attributable to compensation received pursuant to this Agreement, including sales, income, social security, and unemployment.
6.	Term and Termination.
a.	Unless terminated earlier as provided in this agreement, this Agreement shall have an initial term of three (3) years. This agreement shall automatically renew for a period of three (3) years and upon the parties mutual agreement on new minimum performance goals for the renewal period.
b.	Either party may terminate this Agreement in the event of a material breach by the other party, provided the breaching party is first given reasonably detailed, written notice of the breach. If the breach is not cured within ten days of such notice, the Agreement will terminate immediately.
c.	This Agreement may be terminated immediately by Erchonia under any of the following conditions: (a) if the Distributor is declared insolvent or bankrupt; (b) if a petition is filed in any court to declare Distributor bankrupt or for reorganization under the Bankruptcy Law or any similar statute and such petition is not dismissed within 30 days.
d.	Upon termination of this Agreement by either party, Distributor shall immediately cease using the Trademarks (defined below) and discontinue all representations that it is an authorized distributor of the Products or is in anyway affiliated with Erchonia.
e.	Except upon termination due to Distributors breach of this agreement, Erchonia will complete delivery of all purchase orders accepted by it prior to termination of this agreement; provided that Distributor shall remain liable for full payment of all such orders.
f.	The provisions of paragraphs 2 (c) (reporting), 7 (Confidentiality), 8 (Protection of Intellectual Property, 10 (Warranty; Limitation of Liability), 11 (Indemnification), 12 (General Provisions) shall survive termination of this agreement.
7.	Confidentiality.
a.	In connection with this Agreement, the Distributor will have disclosed to it or otherwise have access to information that is confidential and proprietary to Erchonia. Such information includes but is not limited to Product designs, methods and processes, know-how, business or marketing strategies, Product plans, plans for research and development, development tools, financial information, production costs and information, and supplier and customer lists and information and medical research conducted in pursuit of intended medical applications of the product.
b.	Distributor will not copy, reproduce, disclose, disseminate or provide any confidential information to any third party, without the prior written consent of Erchonia. In addition, Distributor agrees that it will use such confidential information only for the purpose of carrying out its obligations under this agreement. Upon termination of this agreement for any reason, Distributor will return all such confidential information and any copies of it to Erchonia and will remove and delete any such confidential information for any computers, computer systems or other electronic, magnetic or optical media in its possession or control.
c.	Notwithstanding the above, the following materials will not be deemed confidential:
i.	Information which was in the public domain at the time of disclosure
ii.	Information which was published or otherwise became part of the public domain after disclosure to the Distributor through no fault of the Distributor; and
iii.	Information which was received from a third party who did not acquire it, directly or indirectly, from Erchonia under an obligation of confidence except where required by law.
8.	Protection of Intellectual Property.
a.	Ownership of all applicable copyrights, trade secrets, patents and other intellectual property rights in the Products are and shall at all times remain vested in Erchonia, its licensors or assigns.
b.	Distributor shall promptly inform Erchonia of any suggested modifications or improvements to the Products and shall, upon Erchonia’s request and at Erchonia’s expense, execute any documents necessary or appropriate to assign or confirm that all intellectual property rights in any modification or improvement related to the Products are fully vested in Erchonia.
c.	Distributor shall not modify nor create or attempt to create, by reverse engineering or otherwise, the Products supplied hereunder, or adapt the Products in any way for other uses without Erchonia’s prior written consent
d.	Several of the Products may be protected by one or more U.S. or international patents. Distributor shall take reasonable steps to ensure that all patent markings and/or notices for or related to the Products are properly placed on the Products, and on any advertising or marketing materials for the Products, and it shall not remove any such markings, notices or labels from any of the Products or related materials or related advertising or marketing materials.
9.	Use of Erchonia Trademarks.
a.	All trademarks, including service marks, trade names and trade address that Erchonia uses in connection with the license granted hereunder (the “Trademarks”) are and remain the exclusive property of Erchonia. Nothing contained in this Agreement shall be deemed to give Distributor any right, title or interest in any Trademark. The Trademarks include but are not limited to: the names “Erchonia”, “Erchonia Medical”, the phrase “Erchonia, Designs Into the Future”, the Erchonia logo, packaging design, and Product design.
b.	During the term of this Agreement, Erchonia grants Distributor a non-exclusive, non-transferable license to use the Trademarks for advertising and promotion of Products. Distributor shall use the Trademarks according to quality standards defined by Erchonia which shall be reasonable and shall be no greater than the standards used by Erchonia for its own advertising and promotion.
c.	Upon Erchonia’s request, the Distributor shall at its expense deliver to Erchonia representative samples of labels, advertisements, catalogs, spec sheets, and the like, containing the Trademarks, and to inspect all of Distributors websites, social media accounts and any online information posted by Distributor, to ensure that such Trademarks are used only in a manner complaint with the quality standards. Should such material fail to meet the standards set by Erchonia, as determined by Erchonia in its sole discretion, Distributor shall not use and shall withdraw and retract any promotion or advertising that Erchonia finds unsuitable and will at its expense destroy such materials or make them compliant.
d.	All goodwill associated with such trademark use by Distributor inures to the benefit of Erchonia.
10.	Warranty; Limitation of Liability.
a.	Distributor Warranty. Distributor represents that it has requisite knowledge and experience to provide the products and services contracted for herein.
b.	Erchonia Warranty and Warranty Limitations: Other than the written warranty accompanying the Products, Erchonia DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.
c.	IN NO EVENT SHALL Erchonia BE LIABLE FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE, INCLUDING BUT NOT LIMITED TO SPECIAL, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES UNDER ANY CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING FROM MALFUNCTION OR DEFECTS IN THE PRODUCTS.
11.	Indemnification.
a.	Erchonia shall indemnify, defend and hold Distributor harmless from any claims, demands, liabilities or expenses, including reasonable attorneys' fees, incurred by Distributor as a result of any claim or proceeding against Distributor arising out of or based upon: (i) a claim that the Products infringe upon any U.S. patent, trademark, copyright or other intellectual property rights of any third party, (ii) the products fail to comply with applicable federal law or regulation.
b.	Distributor shall promptly notify Erchonia of any suit or claim by a third party relating to the Products or use of the Products and Distributor shall promptly furnished Erchonia with a copy of each communication, notice or other action relating to said claim. Erchonia shall have the right to assume sole authority to conduct the trial or settlement of such claim or any negotiations related to any claim for which Erchonia is obligated to indemnify Distributor at Erchonia expense; and Distributor shall provide reasonable information and assistance requested by Erchonia in connection with such claim or suit.
c.	Distributor shall indemnify, defend and hold Erchonia harmless from any claims, demands, liabilities or expenses, including reasonable attorneys' fees, incurred by Erchonia as a result of any claim or proceeding against Erchonia arising out of or based upon (i) the combination, operation or use of the Products with any hardware, products, programs or data not supplied or approved in writing by Erchonia, if such infringement would have been avoided but for such combination, operation or use; (ii) the modification of the Products by Distributor or its Customers; (iii) any breach of this agreement by Distributor; or (iv) any negligent, grossly negligent, or willful or reckless acts by Distributor, or any of its officers, employees, agents or representatives.
12.	General Provisions:
a.	Assignment. Distributor may not assign to any person any duties or obligations arising under this Agreement without Erchonia’s prior written consent (which consent may be withheld in Erchonia’s sole discretion). Notwithstanding the foregoing, the Distributor may engage individuals, at the sole expense and responsibility of the Distributor, to assist the Distributor in performing any of the Distributor’s duties or obligations arising under this Agreement. Erchonia may not assign any duties or obligations arising under this Agreement, except to a successor who acquires substantially all of the assets of Erchonia.
b.	Arbitration. The parties intend to negotiate in good faith and resolve any dispute arising under this Agreement. In the event the parties are unable to resolve any such dispute to binding arbitration for settlement in accordance with the rules of the American Arbitration Association, the arbitrator will determine the manner in which the parties are to pay the costs of such arbitration, including reasonable attorneys' fees
c.	Notices. All notices and communications required under this Agreement will be in writing and will be delivered in person, faxed or mailed, postage prepaid, by overnight express carrier, to the address of the parties listed at the beginning of this Agreement, or to any other address as such party designates in a written notice to the other party. All notices sent pursuant to the terms of this section will be deemed received on the date of delivery if personally delivered or faxed, or if sent by overnight express carrier, on the next business day immediately following the day sent
d.	Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provisions hereof.
e.	Governing Law. This Agreement shall be governed in all respects by the laws of the United States and the State of Florida, except for conflict of laws provisions. The parties agree that for any dispute, controversy or claim arising out of or in connection with this Agreement, venue and personal jurisdiction shall be in the federal or state court with competent jurisdiction located in Brevard Country, Florida.
f.	Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the parties hereto with respect to the subject matter, all revisions discussions, promises, representation, and understanding relative thereto, if any, being herein merged.

Dated: .

Erchonia Medical Corporation. By _____________________ Its _____________________	Distributor: ________________________ InnerScope Hearing Technologies, Inc. By _______________________ Its _______________________

Exhibits

Exhibit A – Products and Pricing

Exhibit B – Territory and Field of Use

Exhibit C – Minimum Performance Goals

Rev. IMS 8/29/2018 3:38 PM

SCHEDULE A

ERCHONIA CORPORATION Products and Pricing

Erchonia 3LT Laser – Hearing Products Version (product may be renamed)

All prices are per unit sold excluding freight, duty, and taxes.

Prices will remain in effect for the period of the initial 5 year term.

Wholesale Price

Item

To Be determined when successful research project is complete.

The parties agree to cooperate in developing a private label version of the above products on the terms the parties may agree. The private label products shall be versions of the above products labeled and packaged to bear the Distributor’s name or the Distributor’s trade name. In addition, customized packaging for the private label products may also be developed on the terms agreed to by the parties. Pricing for the private labeled products may be modified due to any increased costs of production or packaging for the private labeled products. In addition, Erchonia may require reasonable minimum purchasing requirements for each run of private labeled products.

EXHIBIT B

Licensed Territory

Worldwide

Field of Use

The products will be sold only for the use in the treatment of hearing disorders.

Exhibit C

Minimum Performance Goals

Minimum Performance won’t be determined until FDA 50k market clearance is obtained. At that time parties will operate in good faith to set performance goals.

Note: Performance goals to begin 120 days after receipt of FDA market clearance.